Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-259790 and 333-270994 on Form S-3 and Registration Statement Nos. 333-260879 and 333-277415 on Form S-8 of our report dated February 25, 2025, relating to the financial statements of Offerpad Solutions Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

Tempe, Arizona
February 25, 2025